Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated September 28, 2026, with respect to the financial statements of FreeCast, Inc. for the years ended June 30, 2026, and 2025, incorporated by reference for the Registration Statement on Form S-1 (reference no. 333-275508), the Registration Statement on Form S-1(reference no. 333-295161), and the Registration Statement on Form S-1 (reference no.333-297491). We also consent to the reference to our firm under the caption “Experts” in the above referenced Registration Statements.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

September 28, 2026